ENGLISH VERSION – 20F ITEM 19 Exhibit 4.a

Sale and Purchase of Mining Concessions Agreement

THIS AGREEMENT is made and entered in the City of Chihuahua, State of Chihuahua, Mexico on this the 20th day of June, 2003 by and between:

MIGUEL OROZCO FRANCO and spouse GRISELDA PALMA HEREDIA; JOSE GILDARDO ESTRADA RAMÍREZ, and spouse OLIVIA MORENO URISTA; and MR. BARNEY GREEN LEE PORTILLO and spouse SUSANA ALICIA TREJO RUBIO, each en all of the appearing persons appearing in their own right hereto (hereinafter collectively referred to as the "Vendor")

AND

OF THE FIRST PART;

MINERA MONTERDE, S. DE R.L. DE C.V. a company duly incorporated and in existence pursuant to the Business Corporations Act of Mexico, with main offices located at Calle Arizona 2055, Col. Las Aguilas C.P. 31237 Chihuahua, Chih. Mexico, represented herein by ALAN DOUGLAS HITCHBORN acting as its General Manager holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain (hereinafter referred to as the "Purchaser"),

OF THE SECOND PART.

The appearing parties have caused the execution of this Agreement to set forth the terms and conditions under which the Vendors is selling to the Purchaser, and the Purchaser is purchasing from the Vendors, on the terms and subject to the conditions herein set out, an undivided 100% ownership in and to the Mining Concessions (as defined here-below), free and clear of all liens, charges, encumbrances, claims, rights or interest of any person.

This Agreement is entered into by the parties pursuant to the laws of Mexico and, specifically, pursuant to the applicable provisions of the Mining Act and its Regulations, the Federal Civil Code and applicable federal and state legislation in force on the date of signing of this Agreement.

WHEREAS, the Vendors hereby warrant and represent to the Purchaser that:

I.          They are the beneficial owners of an undivided 100% right, title and interest in and to the mining exploitation concessions located in the Municipality of Guazaparez, State of Chihuahua, Mexico, which are properly and accurately

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described in Schedule A" attached hereto and made part hereof for all corresponding legal effects (hereinafter collectively referred to as the "Mining Concessions"), as follows:

MR. MIGUEL OROZCO FRANCO:	33.33%
MR. JOSE GILDARDO ESTRADA RAMÍREZ:	33.33%
MR. BARNEY GREEN LEE PORTILLO:	33.33%

II.         As of the date hereof and subject solely to the provisions contained in the Option Agreement, the Acknowledgment Agreement and the Amending Agreements (as defined here-below), each and all of the Mining Concessions are (a) validly subsisting, (b) in good standing in respect to the obligations set forth in article 27 of the Mining Act and (c) free and clear of:

(a)	all liens, charges, encumbrances, claims, rights or interest of any person;

(b)	all affectations or limitations of ownership whatsoever;

(c)	any judicial claim or arbitration proceeding or any proceeding that may render the cancellation, nullity or non-existence of the rights attached thereto;

(d)	the juridical effects of any exploration, exploitation, option, promise to contract, unlimited association, society or joint venture agreement or any agreement or juridical act that may impede, affect or prohibit the execution or performance of the obligations hereunder, whether registered or not at the Mining Recorders Office of the Federal Bureau of Mines of Mexico.

III.        They have full legal capacity and competence to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of their obligations and duties hereunder.

IV.        They have full power and authority for the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated, and the execution, delivery and performance of this Agreement will not conflict with or result in any breach of any covenants, agreements or other instrument whatsoever to which they are a party or by which they are bound or to which they may be subject and the execution hereof will not contravene any applicable laws.

AND WHEREAS, the Purchaser hereby warrants and represents to the Vendors that:

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I.          It is a subsisting limited liability corporation duly incorporated and registered as a mining corporation pursuant to the laws of the United Mexican States.

II.         It possesses the legal capacity required under Mexican law to hold as proprietor the ownership rights in and to mining concessions located within the territory of the United Mexican States, pursuant to article 11 of the Mining Act.

III.       The powers and authority granted to its representative appearing in its name and behalf herein are sufficient for the execution of this act and said powers and authority have not, as of the date hereof, been revoked, amended or limited in any manner whatsoever.

IV.       The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not conflict with, accelerate the performance required by or result in the breach of any agreement to which it is a party or by which it is currently bound.

AND WHEREAS, the appearing parties mutually warrant and represent to each other that:

I.          On February 14th, 2000 an Exploration and Option to Purchase Agreement (the "Option Agreement") was executed in the City of Chihuahua, State of Chihuahua, between the Purchaser and MIGUEL OROZCO FRANCO whereby the Purchaser acquired, on the terms and subject to the conditions agreed upon thereto, the exploration rights and the right and option to purchase an undivided 100% right, title and interest in and to the Mining Concessions.

II.         On February 13th, 2001 an Option and Acknowledgment Agreement (the "Acknowledgment Agreement") was executed by the appearing parties in the City of Chihuahua, State of Chihuahua whereby JOSE GILDARDO ESTRADA RAMÍREZ and BARNEY LEE GREEN PORTLLO acknowledged and consented to, on the terms and subject to the conditions agreed upon thereto, the execution of the Option Agreement and transferred to the Purchaser the exploration rights attached to and the right and option to purchase the Mining Concessions.

III.        On July 24 and December 5, 2001 two (2) letter agreements ((the "Amending Agreements") were executed between the parties whereby it was agreed to amend, on the terms and subject to the conditions agreed upon thereto, clause 3.0. paragraphs (iv) and (vi) and paragraphs (v) to (ix), respectively, of the Option Agreement.

IV.         As of the date hereof, the Option Agreement, the Acknowledgment Agreement and the Amending Agreements are in good standing and each of the parties are in full compliance with all of the obligations entered into under said agreements.

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V.          The execution of this Agreement is entered into in accordance with and under the terms and conditions set out in the Option Agreement, the Acknowledgment Agreement and the Amending Agreements, and that this Agreement fully substitutes, cancels and supersedes in their entirety the said agreements and any other agreement, verbal or written, that may have been agreed by or between the parties in respect to the Mining Concessions

NOW THEREFORE, in consideration of the mutual warranties and representations herein contained, the parties have caused the execution of this Agreement as follows:

1.          Sale and Purchase. The Vendors hereby sell to the Purchaser, and the Purchaser hereby purchases from the Vendors on the terms and subject to the conditions herein set out, an undivided 100% right, title and interest in and to the Mining Concessions (as described in schedule A which is attached hereto and made part hereof for all corresponding legal effects), free and clear of all liens, charges, encumbrances, claims, rights or interest of any person and with no reservation of any right or action of any kind whatsoever, as follows:

(a)	MR. MIGUEL OROZCO FRANCO hereby sells to the Purchaser, and the Purchaser hereby purchases, an undivided 33.33% right, title and interest in and to the Mining Concessions owned by the said party;

(b)	MR. JOSE GILDARDO ESTRADA RAMÍREZ hereby sells to the Purchaser, and the Purchaser hereby purchases, an undivided 33.33% right, title and interest in and to the Mining Concessions owned by the said party;

(c)	MR. BARNEY GREEN LEE PORTILLO hereby sells to the Purchaser, and the Purchaser hereby purchases, an undivided 33.33% right, title and interest in and to the Mining Concessions owned by the said party.

2.          Transfer of Title. The parties covenant and agree that ownership title in and to the Mining Concessions subject matter hereof, and in and to all rights or annexations accrued or inured under the law thereto, shall be transferred from the Vendors to the Purchaser on the date of signing of this Agreement.

3.          Purchase Price. The Purchaser shall pay to the Vendors the amount of $721,000 USD (seven hundred and twenty-one thousand dollars currency of the United States of America 00/100) as total price for the purchase of an undivided 100% right, title and interest in and to the Mining Concessions (the "Total Purchase Price"), as follows:

(a)	$166,000 USD (one hundred sixty-six thousand dollars currency of the United States of America 00/100) which have been paid by the

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Purchaser to the Vendors pursuant to clause 3 of the Option Agreement and as agreed upon under the terms of the Amending Agreements; this Agreement, when duly signed by the parties, shall be deemed as the receipt in full satisfaction of such amount provided under the law;

(b)	$ 54,000.00 USD (fifty four thousand dollars currency of the United States of America 00/100) to be paid by August 14, 2003;

(c)	$ 76,000.00 USD (seventy six thousand dollars currency of the United States of America 00/100) to be paid by February 14, 2004;

(d)	$ 76,000.00 USD (seventy six thousand dollars currency of the United States of America 00/100) to be paid by August 14, 2004;

(e)	$ 78,000.00 USD (seventy eight thousand dollars currency of the United States of America 00/100) to be paid by February 14, 2005;

(f)	$ 271,000.00 USD (two hundred seventy one thousand dollars currency of the United States of America 00/100) to be paid by August 14, 2005.

3.1.        In the event that full and complete payment of the Total Purchase Price has not been paid by the time the Purchaser has commenced Commercial Production (as defined in clause 3.2. below) of minerals regulated under the Mining Act on the Mining Concessions then the Purchaser shall pay to the Vendors, within a term of thirty (30) calendar days following such commencement of Commercial Production any unpaid balance of the Total Purchase Price.

3.2.       "Commercial Production" shall mean the operation of a mine on the Mining Concessions or any part thereof but does not include milling for the purposes of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 30 consecutive days during which mineral products regulated under the Mining Act have been produced from the Mining Concessions at an average rate not less than 70% of the initial rated capacity of the facilities designed for the Mining Concessions.

4.          Currency. All payments to be made pursuant to this Agreement may be effected, at the option of the Vendors, in legal currency of Mexico (Mexican peso) in accordance with the official exchange rate posted by the Bank of Mexico for payment of obligations denominated in foreign currency as published on the Official Gazette of the Federal Government of Mexico on the date of publication immediately preceding the date the corresponding obligation(s) is to become due.

5.          Tax laws. All payments to be made pursuant to this Agreement shall be made in accordance with the laws of Mexico and, specifically, in accordance with the

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provisions set forth under the Value-Added Tax Act and the Income Tax Act of Mexico. The payments referred to in clause 3 above shall be partitioned by the Purchaser and paid to the Vendors in three equal parts; such equal payments shall jointly represent the total of the amounts agreed upon in said clause 3. Each of the Vendors shall have the right solely over the third part of the aforementioned payments and, in the event of default, each of the Vendors may only demand or request the payment of the third part of the payment owing to the respective vendor.

6.          Further Assurances. The Vendors hereby covenant and agree to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be required in order to fully perform their obligations hereunder, including, but not limited to, the signing and/or filing of whatever document, or the execution of any act, that in the opinion of the Purchaser is required, necessary or prudent under Mexican law to complete the recordation of this Agreement and the acquisition by the Purchaser of an undivided 100% ownership in and to the Mining Concessions at the Mining Recorders´ Office of the Federal Bureau of Mines of the Secretariat of Economy of Mexico.

7.          Default. In the event of default of any of the obligations entered into hereunder, the affected party may deliver to the other party a notice setting forth the obligation(s) which in its opinion are in default and it shall grant to such other party a term of thirty (30) calendar days to cure such default (the "Notice of Default").

7.1.       If at the expiration of the term set out in clause 7 above, the default has not been cured or the party causing such default has not provided sufficient evidence to justify such circumstance, then the affected party may deliver to the other party a notice of rescission of this Agreement (the "Notice of Rescission").

8.          Termination. This Agreement shall cease to be in force and effect upon:

(a)	delivery solely by the Purchaser, at its own discretion, of an unilateral notice of termination of Agreement (the "Notice of Termination"). The Purchaser shall not be obligated to justify or prove any cause or reason for delivery of a Notice of Termination;

(b)	delivery of a Notice of Rescission pursuant to clauses 7 and 7.1.;

(c)	written agreement of the parties duly ratified under the authority of a notary public.

9.          Upon termination of this Agreement by reason set out in clause 8 paragraph (a) above, the Vendors shall not, individually or jointly, demand or accept payment

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of any of the obligations set out in clause 3 that were to become payable subsequent to the date of termination; all payments made prior to the date of termination by reason of clause 8 (a) shall be deemed to having been accrued to and for the sole benefit of the Vendors.

9.1.       Upon termination of this Agreement by reason set out in clause 8 paragraph (a), (b) (solely if the defaulting party is not the Vendors) and (c) (solely if such is the intent of the termination agreement referred thereto), the undivided 100% right, title and interest in and to the Mining Concessions subject matter hereof shall be transferred, at no cost, from the Purchaser to the Vendors (in the proportion acquired from each Vendor hereto), free and clear of all liens, charges, encumbrances, claims, rights or interest of any person and with no reservation of any right or action of any kind whatsoever. To comply with such provision, the Purchaser covenants and agrees to execute and/or file whatever document, and to execute any act, that in its opinion is required, necessary or prudent under Mexican law to complete the recordation at the Mining Recorders´ Office of the Federal Bureau of Mines of the Secretariat of Economy of Mexico of the return to the Vendors (in the proportion acquired from each Vendor hereto) of an undivided 100% ownership in and to the Mining Concessions as set forth herein.

10.         Governing Law. This Agreement shall be construed and regulated by the provisions of the Mining Act and the Regulations, the Code of Commerce and the Federal Civil Code of Mexico. The parties hereto agree that the state and federal tribunals with competent jurisdiction in and for the City of Chihuahua, State of Chihuahua shall have the authority to resolve any dispute, suit or claim arising under this Agreement. The parties hereby renounce to the jurisdiction of any other tribunal or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles.

11.         Force Majeure. No obligation agreed hereunder shall be in force in the event of occurrence of an act of force majeure. Payment of the respective obligation shall be suspended for the duration of the act of force majeure. In such event, the term for payment of the suspended obligation(s) shall be advanced by the number of days equal to the period of the act of force majeure is in effect.

11.1.     The parties acknowledge as acts of force majeure, the following: any act of God or human act, such as earthquakes, volcanic eruptions, hurricanes, fires, floods, storms, accidents, droughts, avalanches, uprisings, rebellions, revolutions, wars, general strikes of financial institutions, illegal confinement, acts of authority, impossibility to access, or complete obstacle to, the mining lots comprising the Mining Concessions and, in general, any other act not related to the will of the parties that prevents or delays the performance of the obligations entered into hereunder.

11.2.     In the event of force majeure, the Purchaser shall, as prompt as reasonably possible, deliver a notice to the Vendors to inform it of the estimated period of time

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during which payment of the respective obligation(s) is(are) expected to be suspended. On disappearance of the force majeure, the Purchaser shall notify the Vendors of such circumstance and it shall, as prompt as reasonably possible, proceed with compliance of the suspended obligation(s).

12.         Notices. Any notice or notification given or required to be given between the parties as a result of the application of this Agreement, including any notification required under judicial proceedings, shall be given in writing and personally delivered to the other party, or delivered by any way that assures undoubtedly its reception or notification and it shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, as follows:

If to any or all of the Vendors:	If to Purchaser:

Miguel Orozco Franco	Minera Monterde, S. de R.L. de C.V.
Calle Gabino Barreda #3912	Atención: Presidente
Colonia Granjas	Calle Arizona 2055
Chihuahua, Chih.	Col. Las Aguilas C.P. 31237
C.P. 31160	Chihuahua, Chih. México

With copy to:

Minera Monterde, S.R.L. de C.V.
Atención: Presidente
Suite 215, 800 West Pender St.
Vancouver, BC V6C 2V6
Fax: 604 669 8577

13.         Successors and Assigns. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and assigns.

14.         Languages.- The parties sign and approve this Agreement in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as schedule B hereto and made part hereof for all corresponding legal effects.

15.         Whole Agreement.- This Agreement, schedules A (Mining Concessions) and B (English Version) attached hereto and the documents delivered as set forth hereunder, constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed, either verbal or in writing,

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in respect to the said subject matter, including, but not limited to the Option Agreement, the Option and Acknowledgment Agreement and the Amending Agreements.

In witness whereof, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date and place above written.

THE "VENDORS"
"MIGUEL OROZCO FRANCO "
 MIGUEL OROZCO FRANCO
IN HIS OWN RIGHT
"GRISELDA PALMA HEREDIA"
GRISELDA PALMA HEREDIA
IN HER OWN RIGHT, GRANTING SPOUSAL CONSENT
FOR THE EXECUTION OF THIS AGREEMENT
"GILDARDO ESTRADA RAMIREZ"
GILDARDO ESTRADA RAMIREZ
IN HIS OWN RIGHT
"OLIVIA MORENO URISTA"
OLIVIA MORENO URISTA
IN HER OWN RIGHT, GRANTING SPOUSAL CONSENT
FOR THE EXECUTION OF THIS AGREEMENT
"BARNEY GREEN LEE PORTILLO"
BARNEY GREEN LEE PORTILLO
IN HIS OWN RIGHT
"SUSANA ALICIA TREJO RUBIO"
SUSANA ALICIA TREJO RUBIO
IN HER OWN RIGHT, GRANTING SPOUSAL CONSENT
FOR THE EXECUTION OF THIS AGREEMENT

THE "PURCHASER"

MINERA MONTERDE, S. DE R. L. DE C.V.

"ALAN DOUGLAS HITCHBORN"
PER: ALAN DOUGLAS HITCHBORN
ITS: GENERAL MANAGER

SCHEDULE A: MINING CONCESSIONS

Lot Name:	Monte Verde
Title Number:	209794
Proprietor(s):	Miguel Orozco Franco

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Recordation of Title:	Book of Mining Concessions, Volume 308, Page 167, Registration Number 334.
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploitation
Term of Validity:	09/08/1999 to 08/08/2049
Surface Area:	26 hectares

Lot Name:	Los Hilos
Title Number:	209793
Proprietor(s):	Miguel Orozco Franco
Recordation of Title:	Book of Mining Concessions, Volume 308, Page 167, Registration Number 333
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploitation
Term of Validity:	09/08/1999 to 08/08/2049
Surface Area:	6.00 hectares

Lot Name:	El Carmen II
Title Number:	209795
Proprietor(s):	Miguel Orozco Franco
Recordation of Title:	Book of Mining Concessions, Volume 308, Page 168, Registration Number 335.
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploitation
Term of Validity:	09/08/1999 to 08/08/2049
Surface Area:	22.00 hectares

Lot Name:	El Carmen
Title Number:	210811
Proprietor(s):	Miguel Orozco Franco.
Recordation of Title:	Book of Mining Concessions, Volume 311, Page 136, Registration Number 271
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploitation
Term of Validity:	30/11/1999 to 29/11/2049
Surface Area:	11.00 hectares

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